Exhibit 2

VOTING AND SUPPORT AGREEMENT

July 12, 2013

Dear Securityholder:

Re: Acquisition of Esperanza Resources Corp. by Alamos Gold Inc. (“Alamos”), through its wholly owned subsidiary, 0975064 B.C. LTD. (collectively, the “Parties”) pursuant to a plan of arrangement

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the undersigned securityholder (the “Securityholder”) and in consideration of the entering into by the Parties of an arrangement agreement on the date hereof (the “Arrangement Agreement”) providing for the acquisition by the Purchaser (as defined below) of 100% of the issued and outstanding common shares in the capital of the Company (as defined below) by way of a plan of arrangement under section 288 of the Business Corporations Act (British Columbia) (“BCBCA”), the Securityholder agrees as follows:

1.	OWNERSHIP OF SHARES AND EXCHANGEABLE SECURITIES

0975064 B.C. LTD. (the “Purchaser”) understands that the Securityholder is the beneficial owner, directly or indirectly, of, or has direction or control over, the number of common shares (the “Shares”) of Esperanza Resources Corp. (the “Company”) and, if any, the number of options exercisable for common shares of the Company (the “Options”), restricted share units (“RSUs”) and/or warrants exercisable for common shares of the Company (the “Warrants”, and collectively with the Options and RSUs, the “Exchangeable Securities”) set forth in the Securityholders’ acceptance (the “Acceptance”) at the end of this voting and support agreement (this “Agreement”).

2.	THE BUSINESS COMBINATION

Pursuant to the Arrangement Agreement, the Parties have agreed to undertake a transaction on the terms and conditions set out in the Arrangement Agreement (the “Proposed Transaction”) pursuant to which, among other things:

(a)	the Purchaser shall acquire, by way of a plan of arrangement under section 288 of the BCBCA, all of the outstanding common shares in the capital of the Company in exchange for $0.85 in cash and 0.0625 of a warrant to purchase Alamos common shares per common share; and

(b)	the Company shall become a direct or indirect wholly-owned subsidiary of the Purchaser.

Capitalized terms used in this Agreement and not otherwise defined herein that are defined in the Arrangement Agreement shall have the respective meanings ascribed thereto in the Arrangement Agreement.

3.	COVENANTS OF THE SECURITYHOLDER

The Securityholder covenants and agrees that, until the earlier of: (i) the Effective Time and (ii) the date this Agreement is terminated, the Securityholder shall:

(a)	attend (either in person or by proxy) any meeting of the securityholders of the Company convened for the purposes of considering the Proposed Transaction (including any adjournments and postponements thereof), and at such meeting, vote or cause to be voted all of the Shares, including any common shares of the Company issued upon the exercise or redemption of Exchangeable Securities or acquired by the Securityholder on or following the date hereof, that are beneficially owned by, or over which control or direction is exercised by, the Securityholder and which are entitled to be voted in connection with such meeting (the “Subject Securities”) in favour of the Proposed Transaction and all matters related thereto, as contemplated by the Arrangement Agreement;

(b)	vote or cause to be voted (in person or by proxy) any Subject Securities against, or not tender or cause to be tendered any Subject Securities to:

(i)	any corporate transaction, such as a merger, amalgamation, arrangement, rights offering, reorganization, recapitalization, or liquidation or take-over bid or similar transaction involving the Company or the common shares of the Company other than the Proposed Transaction and any transaction related thereto;

(ii)	a sale or transfer of a material amount of assets of the Company or the issuance of any securities of the Company (other than pursuant to the exercise or redemption of Exchangeable Securities); or

(iii)	any action that is reasonably likely to impede, interfere with, delay, postpone, or adversely affect in any material respect the Proposed Transaction including, without limitation, any Acquisition Proposal;

(c)	not, without the prior written consent of the Purchaser, sell, transfer, assign, pledge, or otherwise dispose of, or enter into any agreement or understanding relating to the sale, transfer, assignment or other disposition of the Subject Securities (other than as contemplated herein);

(d)	not, except as required pursuant to this Agreement, grant or agree to grant any proxy or other right to vote the Subject Securities or enter into any voting trust or pooling agreement or arrangement or enter into or subject any of such Subject Securities to any other agreement, arrangement, understanding or commitment, formal or informal, with respect to or relating to the voting or tendering thereof or revoke any proxy granted pursuant to this Agreement;

(e)	not exercise any rights of dissent or appraisal in respect of any resolution approving the Proposed Transaction or any aspect thereof or matter related thereto, and not exercise any other securityholder rights or remedies available at common law or pursuant to applicable corporate law or other legislation or not take any action that is reasonably likely to in any manner delay, hinder, prevent, interfere with or challenge the Proposed Transaction;

(f)	not, subject to Section 7 hereof or except as may be expressly permitted by the Arrangement Agreement or by the Purchaser in writing, directly or indirectly:

(i)	solicit, knowingly facilitate, initiate or encourage any Acquisition Proposal;

(ii)	enter into, continue or participate in any substantive discussions or negotiations regarding an Acquisition Proposal;

(iii)	requisition or join in the requisition of any meeting of the securityholders of the Company for the purpose of considering any resolution; or

(iv)	solicit or arrange or provide assistance to any other person to arrange for the solicitation of, proxies relating to or purchases of or offers to sell common shares of the Company or securities convertible into or exchangeable or exercisable for, or representing, common shares of the Company or act in concert or jointly with any other person for the purpose of acquiring any common shares of the Company or securities convertible into or exchangeable or exercisable for, or representing, common shares of the Company for the purpose of influencing the voting of common shares of the Company or affecting the control of the Company, other than, in the case of proxy solicitation, in support of the Arrangement Agreement.

4.	DEPOSIT OF PROXY

The Securityholder hereby covenants and agrees in favour of the Purchaser that (i) no later than five days prior to the date of any meeting of shareholders of the Company to consider the Proposed Transaction (the “Shareholders’ Meeting”) the Securityholder shall duly complete and cause forms of proxy or voting instruction forms, as applicable, in respect of all the Subject Securities to be validly delivered to the Company (or as otherwise directed on such forms) to cause the Subject Securities to be voted in favour of the Proposed Transaction, and (ii) such forms of proxy or voting instruction forms, as applicable, shall not be revoked or withdrawn, unless prior written consent from the Purchaser has been obtained or this Agreement is terminated pursuant to Section 8.1 or Section 8.2.

5.	REPRESENTATIONS AND WARRANTIES OF THE SECURITYHOLDER

The Securityholder hereby represents and warrants to the Purchaser as follows and acknowledges that the Purchaser is relying on such representations and warranties in connection with entering into this Agreement and the Arrangement Agreement:

(a)	the Securityholder is the beneficial owner of the Shares and the Exchangeable Securities, with valid and marketable title thereto, free and clear of all claims, liens, charges, encumbrances and security interests other than those arising by operation of statute and no person has any agreement, option, or any right or privilege capable of becoming an agreement or option, for the purchase, acquisition or transfer of the Shares and Exchangeable Securities from the Securityholder or any interest therein or right thereto, except pursuant to the Arrangement Agreement;

(b)	(i) the only securities of the Company beneficially owned, directly or indirectly, or over which control or direction is exercised by the Securityholder are those listed on the Acceptance, and (ii) the Securityholder has no other agreement, options, warrants or securities convertible into, or exchangeable or exercisable for, or otherwise evidencing a right to acquire, securities of the Company or any rights or privilege capable of becoming an agreement or option, for the purchase or acquisition by the Securityholder or transfer to the Securityholder of additional securities of the Company or any interest therein;

(c)	the Securityholder has the right to sell (or cause to be sold) all of its Shares now held, and will have the right to sell (or cause to be sold) all common shares of the Company hereafter acquired by it;

(d)	the Securityholder has the right to vote (or cause to vote) all of its Shares now held and will have the right vote (or cause to vote) all common shares of the Company hereafter acquired by it;

(e)	if the Securityholder is a corporation or other entity, it is duly organized under the laws of its jurisdiction of incorporation or formation and is validly existing and has the necessary corporate or other power and authority to enter into this Agreement and to perform its obligations hereunder; and

(f)	the Securityholder is duly authorized to execute and deliver this Agreement and this Agreement has been duly executed and delivered and is a valid and binding agreement, enforceable against the Securityholder in accordance with its terms, and the performance by the Securityholder of its obligations hereunder will not constitute a violation or breach of or default under, or conflict with (i) any contract, commitment, agreement, understanding or arrangement of any kind to which the Securityholder will be a party and by which the Securityholder will be bound at the time of such consummation; (ii) to its knowledge, any applicable Laws; and (iii) if the Securityholder is a corporation or other entity, its constating documents.

6.	REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser hereby represents and warrants to the Securityholder as follows and acknowledges that the Securityholder is relying on such representations and warranties in connection with entering into this Agreement and the sale to the Purchaser of the Subject Securities:

(a)	the Purchaser is duly organized under the laws of its jurisdiction of incorporation or formation and is validly existing and has the necessary corporate or other power and authority to enter into this Agreement and to perform its obligations hereunder; and

(b)	the Purchaser is duly authorized to execute and deliver this Agreement and this Agreement has been duly executed and delivered and is a valid and binding agreement, enforceable against the Purchaser in accordance with its terms, and the performance by the Purchaser of its obligations hereunder will not constitute a violation or breach of or default under, or conflict with (i) any contract, commitment, agreement, understanding or arrangement of any kind to which the Purchaser will be a party and by which the Purchaser will be bound at the time of such consummation; (ii) to its knowledge, any applicable Laws; and (iii) its constating documents.

7.	SECURITYHOLDER CAPACITY

7.1	The Purchaser hereby acknowledges that the Securityholder is entering into this Agreement only in its capacity as the beneficial owner of its respective Shares and Exchangeable Securities and that nothing in this Agreement shall in any way restrict, limit or prohibit any director or officer of the Company from taking any action in his or her capacity as director or officer of the Company that is necessary for him or her to comply with his or her fiduciary duties as a director or officer of the Company or that is permitted by the Arrangement Agreement and any such action by any director or officer of the Company shall not constitute a violation of this Agreement.

7.2	Section 3(f) of this Agreement does not require the Securityholder, including in his/her capacity, if any, as a director or officer of the Company, to take any action in contravention of, or omit to take any action pursuant to, or otherwise take or refrain from taking any actions which are inconsistent with, instructions or directions of the board of directors of the Company undertaken in the exercise of their fiduciary duties and any such action by any director or officer of the Company shall not constitute a violation of this Agreement.

8.	TERMINATION

8.1	The Securityholder may, without prejudice to any of its rights hereunder and in its sole discretion, terminate this Agreement by written notice to the Purchaser if any of the representations and warranties of the Purchaser under this Agreement shall not be true and correct in all material respects.

8.2	The obligations hereunder of the Securityholder shall automatically terminate (i) upon the termination of the Arrangement Agreement in accordance with its terms; (ii) upon the withdrawal, qualification or modification or change of the recommendation of the board of directors of the Company to its securityholders in respect of the Proposed Transaction in a manner which is adverse to the Proposed Transaction; or (iii) on the Effective Date, whichever is the earliest to occur.

8.3	If this Agreement is terminated as provided in Section 8.1 or Section 8.2 above, this Agreement shall forthwith become void and of no further force or effect and there shall be no liability on the part of any party hereto, provided that the foregoing shall not relieve any party from any liability for any breach of this Agreement arising prior to such termination.

9.	ENTIRE AGREEMENT

Except as expressly set forth herein, this Agreement constitutes the entire agreement between the parties and shall not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by each of the parties hereto.

10.	ASSIGNMENT

No party to this Agreement shall assign any of its rights or obligations under this Agreement without the prior written consent of the other parties.

11.	FURTHER ASSURANCES

The Securityholder shall, from time to time and at all times hereafter at the request of the Purchaser but without further consideration, do and perform all such further acts, matters and things and execute and deliver all such further documents, deeds, assignments, agreements, notices and writings and give such further assurances as shall be reasonably required for the purpose of giving effect to this Agreement.

12.	SUCCESSORS; NO THIRD PARTY BENEFICIARIES

This Agreement shall be binding upon, enure to the benefit of and be enforceable by the Purchaser and the Securityholder and their respective executors, administrators, successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer on any Person other than the parties hereto or the parties’ respective successors or permits assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

13.	TIME OF THE ESSENCE

Time is of the essence of this Agreement.

14.	UNENFORCEABLE TERMS

If any provision of this Agreement or the application thereof to any party hereto or circumstance is invalid or unenforceable to any extent then the remainder of this Agreement or application of such provision to a party or circumstance (other than those to which it is held invalid or unenforceable) is not affected thereby and each remaining provision of this Agreement is valid and is enforceable to the fullest extent permitted by law.

15.	APPLICABLE LAW

(a)	This Agreement is to be governed and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein without regard to any conflicts of law provisions, and each of the parties hereto irrevocably attorns to the jurisdiction of the courts of the Province of Ontario.

(b)	The parties hereto waive the application of any rule of Law which otherwise would be applicable in connection with the construction of this Agreement that ambiguous or conflicting terms or provisions should be construed against the party that (or counsel of which) prepared the executed agreement or any earlier draft of the same.

16.	NOTICE

Any notice or other communication required or permitted to be given hereunder shall be sufficiently given if delivered:

(a)	in the case of the Securityholder, to the address appearing on the acceptance page of this Agreement; and

(b)	in the case of the Purchaser, to 2200 - 130 Adelaide Street West, Toronto, Ontario, M5H 3P5, attention: Matthew J. Howorth,

or to such other address as the party to which such notice or other communication is to be given has last notified the party giving the same in the manner provided in this paragraph. Any notice or other communication given or made is deemed to have been duly given or made as at the date delivered or sent if delivered personally or sent by fax transmission at the address for service provided herein during normal business hours on a business day, or otherwise on the next business day.

17.	ENFORCEMENT

The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties are entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, on a non-exclusive basis, in any court of the Province of Ontario having jurisdiction, this being in addition to any other remedy to which such party is entitled at law or in equity.

18.	EXPENSES

The parties hereto agree to pay their own respective expenses incurred in connection with this Agreement. This section shall survive the termination of this Agreement pursuant to Section 8.1 or Section 8.2.

19.	DISCLOSURE

The parties hereby consent to the disclosure of the substance of this Agreement in any press release required by applicable Laws or any circular relating to the Shareholders’ Meeting and to the filing of this Agreement as may be required pursuant to applicable Laws. A copy of this Agreement may be provided to the directors of the Company.

20.	COUNTERPART EXECUTION

This letter may be signed by fax and in counterparts, which, together, are deemed to constitute one valid and binding agreement and delivery of such counterparts may be effected by means of fax.

0975064 B.C. LTD.

by:
Name:
Title:

Acceptance by Securityholder

The foregoing is hereby accepted as of and with effect from the     th day of             , 2013 and the undersigned hereby confirms that the undersigned beneficially owns, directly or indirectly, or has control or direction over, the Shares, Options, RSUs and Warrants indicated below:

Common Shares

Options

RSUs

Warrants

Signature of Witness	Signature of Securityholder or, if a corporation, authorized signing officer

Name of Witness (Please print)	Name of Securityholder (Please print)

Address: